Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE December 15, 2020

MTS REPORTS FISCAL YEAR 2020 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Announced all-cash acquisition by Amphenol Corporation for $58.50 per share
EDEN PRAIRIE, MN - December 15, 2020 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of advanced test systems, motion simulators and precision sensors, today reported financial results for its fiscal year 2020 fourth quarter and full year ended October 3, 2020.
FULL YEAR FINANCIAL AND OPERATING HIGHLIGHTS
➢    Generated operating cash flow of $47.8 million
➢    Grew backlog to $457.6 million, an increase of 8.9% over prior year
➢ Reported revenue of $828.6 million, a decline of 7.2% over prior year
➢    Reported GAAP diluted loss per share of $14.16, including $15.16 of non-cash impairment of assets
➢    Delivered adjusted diluted earnings per share of $2.03, including $0.93 of amortization expense
MERGER AGREEMENT
On December 8, 2020, we entered into a definitive agreement under which Amphenol Corporation (NYSE: APH) will acquire MTS for $58.50 per share in cash, or approximately $1.7 billion, including the assumption of outstanding debt and liabilities, net of cash. The acquisition is expected to close by the middle of 2021, subject to certain regulatory approvals, shareholder approval and other customary closing conditions.

MTS News Release

FINANCIAL TABLE

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data - unaudited)	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Revenue	$215,055	$224,082	$828,586	$892,518
Revenue % increase (decrease)	(4.0)%	13.2%	(7.2)%	14.7%
Gross margin	34.9%	34.9%	34.8%	36.9%
Operating margin[1]	(131.7)%	6.5%	(29.9)%	8.9%
Earnings (loss) before taxes[1]	$(292,443)	$4,150	$(283,706)	$48,613
Net income (loss)[1]	(280,675)	4,821	(272,051)	43,067
Diluted earnings (loss) per share[1]	(14.56)	0.25	(14.16)	2.21
Adjusted diluted earnings per share[2]	0.95	0.37	2.03	2.44
Adjusted EBITDA[2]	31,258	29,601	121,212	132,614
Cash and cash equivalents, end of period			88,913	57,937
Backlog, end of period			457,586	420,115
Total debt, end of period			584,573	512,617

1    Includes $291.4 million of non-cash impairment of assets in the three and twelve months ended October 3, 2020. See below for further details.
2    Refer to the "Non-GAAP Financial Measures" section below for discussion of the calculation of these non-GAAP financial measures.
HIGHLIGHTS FOR THE FISCAL YEAR 2020 FOURTH QUARTER
Revenue
Revenue was $215.1 million, down 4.0% compared to the same prior year period, due to volume declines in Test & Simulation and Sensors. Both businesses were negatively impacted by COVID-19 due to the closure of customer sites, travel restrictions and delayed customer spending. Test & Simulation revenue decreased primarily due to a decline in volume from softness in our ground vehicles, simulation and materials sectors, coupled with lower service volume. The decline was partially offset by top-line contributions from the acquisition of the R&D entities in Denmark (R&D) of $18.8 million, which was completed early in the second quarter of fiscal year 2020. Sensors revenue declined due to softness in all sectors except our test sector, which included continued U.S. Department of Defense volume growth and a full quarter of revenue from Endevco, which closed during the fourth quarter of fiscal year 2019. There were no material cancellations of orders or backlog in the fourth quarter.
Orders
Test & Simulation orders during the quarter were $135.2 million, up 16.0% compared to the prior year primarily driven by the addition of wind energy orders from the acquisition of R&D and an increase in service orders as customers sites have resumed more normalized activities. The increase was partially offset by lower orders in our materials and structures sectors and our product rationalization efforts in China.
Sensors orders during the quarter were $80.7 million, down 10.5% compared to the same prior year period primarily driven by a large Department of Defense order in our test sector that did not repeat in fiscal year 2020, as well as lower orders in our industrial sector reflecting the global impact of COVID-19. The decrease was partially offset by growth in our positions sector.
Backlog
Backlog remained strong at $457.6 million, reflecting an increase of 8.9% compared to the prior year. Sequentially, from the third quarter of fiscal year 2020, backlog was up 1.4% driven by the two large Test & Simulation orders totaling $17.0 million, partially offset by overall revenue realized during the fourth quarter outpacing order bookings. Ending backlog for Test & Simulation and Sensors was $385.9 million and $71.7 million, respectively.

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Impairment of Assets
Non-cash impairment charges of $291.4 million related to goodwill, long-lived assets and our indefinite-lived intangible asset were recorded in Test & Simulation and Sensors during the fourth quarter of fiscal year 2020. The impairment charges were the result of a decline in market conditions due to COVID-19, including a sustained decrease in our stock price and the impact to the flight simulation and entertainment markets we serve.
Net Income (Loss) and Diluted Earnings (Loss) Per Share
Diluted earnings (loss) per share was $(14.56) compared to $0.25 during the prior year on net income (loss) of $(280.7) million and $4.8 million, respectively. The $14.81 per share decrease was primarily driven by a $15.13 per share decrease associated with a non-cash impairment of assets and a decline in gross profit as the result of lower revenue volume in both businesses reflecting the impact of COVID-19. Additionally, net income and diluted earnings per share were negatively impacted by the R&D contingent consideration fair value adjustment, Test & Simulation restructuring expense, higher interest expense from the accretion of contingent consideration and increased acquisition-related expenses due to the R&D acquisition. The decline was partially offset by lower compensation expense reflecting permanent and temporary cost savings from actions taken in fiscal year 2020 and further cost containment measures.
Fourth quarter of fiscal year 2020 and 2019 results include $15.52 and $0.12 per share, respectively, of non-recurring costs associated with an impairment of assets, Test & Simulation restructuring actions taken in fiscal year 2020, the R&D contingent consideration fair value adjustment, acquisition-related expenses, E2M and Endevco acquisition inventory fair value adjustments and the impact of the change in weighted average diluted common shares outstanding. R&D was acquired in the second quarter of fiscal year 2020, and E2M and Endevco were acquired in the first and fourth quarters of fiscal year 2019, respectively. Adjusting for these items, adjusted diluted earnings per share was $0.95 for the fourth quarter of fiscal year 2020 and $0.37 for the same period in the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibit B of this earnings release.
Adjusted EBITDA
Adjusted EBITDA increased to $31.3 million, in the fourth quarter of fiscal year 2020, up 5.6% compared to the prior year. The increase was primarily driven by positive contributions from the acquisition of R&D, lower compensation expense reflecting permanent and temporary cost savings measures taken in fiscal year 2020, and further cost containment measures, partially offset by a decline in gross profit from lower revenue in both businesses reflecting the impact of COVID-19. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.
Balance Sheet and Liquidity
During the quarter, our total debt decreased by $10.5 million to $584.6 million as we continue to pay-down our outstanding debt balance. We ended the quarter with $88.9 million of cash on the balance sheet, leading to a net debt balance of $495.7 million. The ratio of interest-bearing debt to Adjusted EBITDA and the ratio of net interest-bearing debt to Adjusted EBITDA remain in full compliance with the debt covenant levels specified in our debt agreements. We have no material debt maturities until July 2023. Subsequent to the end of our fiscal year, we paid an additional $7 million on our outstanding debt, further improving leverage and entered into an agreement to sell our Shanghai, China building with an anticipated gain on sale. We intend to use the proceeds from the sale of our Shanghai facility to further reduce debt and provide further cash flow for operational demands and general corporate purposes.

MTS News Release

HIGHLIGHTS FOR THE FISCAL YEAR 2020 FULL YEAR
Revenue
Revenue was $828.6 million, down 7.2% compared to the prior year, due to a decline in Test & Simulation, partially offset by growth in Sensors. Both businesses were negatively impacted by COVID-19 due to reduced access to our customers, reduced production capacity, temporary closures of customer facilities and delayed spending by our customers. Test & Simulation revenue decreased primarily due to a decline in volume from softness in our ground vehicles and materials sectors, coupled with lower service volume. The decline was partially offset by top-line contributions from the acquisition of R&D of $47.6 million. Sensors revenue increased due to continued U.S. Department of Defense volume growth and a full year of top-line contributions from the Endevco acquisition in our test sector. The increase was partially offset by weakness in the other three sectors. There were no material cancellations of orders or backlog in the fiscal year.
Orders
Test & Simulation orders for the fiscal year were $496.5 million, up 3.9% compared to the prior year, primarily driven by the award of the largest order in MTS history for an advanced seismic simulation system in China, valued at over $70 million, the addition of wind energy orders from the acquisition of R&D and two large orders totaling $17 million secured in the fourth quarter of fiscal year 2020. This increase was partly offset by lower orders in our ground vehicles and materials sector, along with lower services orders reflecting the global impact of COVID-19.
Sensors orders for the fiscal year were $333.1 million, down 3.3% compared to the prior year, primarily driven by lower orders in our position, industrial and systems sectors reflecting the global impact of COVID-19. The decrease was partially offset by growth in our test sector primarily driven by additional funding associated with the U.S. Department of Defense and the addition of orders from the acquisition of Endevco.
Net Income (Loss) and Diluted Earnings (Loss) Per Share
Diluted earnings (loss) per share was $(14.16) compared to $2.21 in the prior year on net income (loss) of $(272.1) million and $43.1 million, respectively. The $16.37 per share decrease was primarily driven by a $15.16 per share decrease associated with a non-cash impairment of assets and a gross profit decline in both businesses reflecting the impact of COVID-19. Additionally, net income and diluted earnings per share were negatively impacted by Test & Simulation restructuring expense for actions taken in fiscal year 2020 to reduce operating costs, higher interest expense on increased debt levels, the R&D contingent consideration fair value adjustment and higher acquisition-related expenses due to the R&D and Endevco acquisitions. The decline was partially offset by lower compensation expense reflecting permanent and temporary cost savings measures taken in fiscal year 2020, further cost containment measures and a reduction in the effective tax rate which includes $0.06 of discrete tax benefits in fiscal year 2020.
Fiscal year 2020 and 2019 results included $16.20 and $0.23 per share, respectively, of non-recurring costs associated with an impairment of assets, Test & Simulation restructuring actions taken in fiscal year 2020, the R&D contingent consideration fair value adjustment, acquisition-related expenses, E2M and Endevco acquisition inventory fair value adjustments and the impact of the change in weighted average diluted common shares outstanding. R&D was acquired in the second quarter of fiscal year 2020, and E2M and Endevco were acquired in the first and fourth quarters of fiscal year 2019, respectively. Adjusting for these items, adjusted diluted earnings per share was $2.03 for fiscal year 2020 and $2.44 for the prior year. A reconciliation of adjusted diluted earnings per share, a non-GAAP financial measure, to diluted earnings per share, the most directly comparable GAAP financial measure, is provided in Exhibit C of this earnings release.
Adjusted EBITDA
Adjusted EBITDA declined to $121.2 million in fiscal year 2020, down 8.6% compared to the prior year. The decrease was primarily driven by a decline in gross profit from lower revenue in Test & Simulation reflecting the impact of COVID-19 and product mix in Sensors, partially offset by lower compensation expense reflecting permanent and temporary cost savings measures taken in fiscal year 2020, along with further cost containment measures. A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

MTS News Release

RANSOMWARE INCIDENT
In November 2020, we were the victim of a ransomware incident that temporarily impacted our operations. As a result of the incident, certain of our data was encrypted, some of our data was exfiltrated from our systems, and business activities at several of our facilities were temporarily disrupted. As of the date hereof, our investigation indicates that the incident has been contained. We recovered the impacted data from the unauthorized actor, and we are not currently aware of any evidence of the impacted data being publicly released. We continue to investigate what information the unauthorized actor may have accessed or exfiltrated and resolve open items related to the incident. We expect expenses, net of insurance, to be approximately $2.0 to $3.0 million, with the majority incurred in the first quarter of fiscal 2021. We do not expect the temporary operational disruption that occurred to have a material impact on our financial results. Any failure or perceived failure by us to comply with applicable privacy or security laws, regulations, policies or obligations in connection with this incident, could result in government enforcement actions, regulatory investigations, litigation, fines and penalties and/or adverse publicity, which could impact expenses associated with the incident.
FOURTH QUARTER CONFERENCE CALL
Due to the pending merger with Amphenol Corporation, we will not host a conference call to review our fiscal year fourth quarter 2020 financial results.
ABOUT MTS SYSTEMS CORPORATION
MTS Systems Corporation’s testing and simulation hardware, software and service solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’ high-performance sensors provide measurements of vibration, pressure, position, force and sound in a variety of applications. MTS had 3,600 employees as of October 3, 2020 and revenue of $829 million for the fiscal year ended October 3, 2020. Additional information on MTS can be found at www.mts.com.
NON-GAAP FINANCIAL MEASURES
We believe that disclosing adjusted diluted earnings per share, which is diluted earnings per share excluding the impact from impairment of assets, restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustments, contingent consideration fair value adjustment and the impact of the change in weighted average diluted common shares outstanding is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Adjusted diluted earnings per share is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding back the after-tax effect of the impairment of assets, restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustments, the contingent consideration fair value adjustment to net income and the impact of the change in weighted average diluted common shares outstanding and dividing the result by the diluted weighted average shares outstanding.
We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA excluding the impact from stock-based compensation, impairment of assets, restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustments and the contingent consideration fair value adjustment (Adjusted EBITDA) and Adjusted EBITDA divided by revenue (Adjusted EBITDA margin) are useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, impairment of assets, restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustments and the contingent consideration fair value adjustment to EBITDA. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

MTS News Release

We believe that disclosing free cash flow is useful to investors as a measure of operating performance. We use this measure as an indicator of our strength and ability to generate cash. Free cash flow is a financial measure that does not reflect GAAP. We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment and businesses, net of cash acquired, plus cash proceeds from sales of property and equipment.
Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.
FORWARD-LOOKING STATEMENTS
This earnings release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in this earnings release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the opportunities and outlook for our Test & Simulation and Sensors sectors, statements about the impact of COVID-19 and related economic uncertainty, statements about the proposed merger, including the expected timeline to closing and the receipt of certain approvals, and other statements that are not historical facts. These statements are based on our current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause our actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, the currently-unknown impact of COVID-19 and related economic uncertainty, the risk that the proposed merger may not be completed in a timely manner or at all, the failure to satisfy the conditions to the consummation of the proposed merger, the impact of the proposed merger on our operations, and those risks described in the "Risk Factors" section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on our website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.
ADDITIONAL INFORMATION REGARDING THE MERGER AND WHERE TO FIND IT
This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of MTS Systems Corporation (the “Company”) or the solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, Amphenol Corporation (“Parent”) and Moon Merger Sub Corporation (“Sub”), whereby the Company will become a wholly owned subsidiary of Parent (the “proposed merger”). The proposed merger will be submitted to the shareholders of the Company for their consideration at a special meeting of the shareholders. In connection therewith, the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) which will be mailed or otherwise disseminated to the Company’s shareholders when it becomes available. The Company may also file other relevant documents with the SEC regarding the proposed merger. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Shareholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at https://www.mts.com/ or by contacting the Company’s Investor Relations Department at IRRequest@mts.com.

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CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION
The Company and certain of its directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, filed with the SEC on December 15, 2020, its definitive proxy statement on Schedule 14A for the 2020 annual meeting of shareholders, filed with the SEC on December 30, 2019, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement, and in subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.
INVESTOR RELATIONS CONTACT
Brian Ross
Executive Vice President and Chief Financial Officer
brian.ross@mts.com
(952) 937-4000

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MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019

Revenue
Product	$188,724	$194,716	$726,028	$782,012
Service	26,331	29,366	102,558	110,506
Total revenue	215,055	224,082	828,586	892,518
Cost of sales
Product	128,380	126,464	477,716	494,725
Service	11,632	19,446	62,482	68,863
Total cost of sales	140,012	145,910	540,198	563,588
Gross profit	75,043	78,172	288,388	328,930
Gross margin	34.9%	34.9%	34.8%	36.9%

Operating expenses
Selling and marketing	30,581	32,834	120,288	131,639
General and administrative	28,707	22,854	96,089	86,658
Research and development	7,624	7,920	28,109	30,928
Impairment of assets	291,389	—	291,389	—
Total operating expenses	358,301	63,608	535,875	249,225

Income (loss) from operations	(283,258)	14,564	(247,487)	79,705
Operating margin	(131.7)%	6.5%	(29.9)%	8.9%

Interest expense, net	(7,995)	(10,685)	(33,970)	(31,558)
Other income (expense), net	(1,190)	271	(2,249)	466

Income (loss) before income taxes	(292,443)	4,150	(283,706)	48,613
Income tax provision (benefit)	(11,768)	(671)	(11,655)	5,546
Net income (loss)	$(280,675)	$4,821	$(272,051)	$43,067

Earnings (loss) per share
Basic
Earnings (loss) per share	$(14.56)	$0.25	$(14.16)	$2.24
Weighted average common shares outstanding	19,275	19,268	19,212	19,258

Diluted
Earnings (loss) per share	$(14.56)	$0.25	$(14.16)	$2.21
Weighted average common shares outstanding	19,275	19,519	19,212	19,447

Dividends declared per share	$—	$0.30	$0.60	$1.20

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MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands)

	October 3, 2020	September 28, 2019

ASSETS

Current assets
Cash and cash equivalents	$88,913	$57,937
Accounts receivable, net	128,733	121,260
Unbilled accounts receivable, net	84,685	80,331
Inventories, net	174,241	167,199
Other current assets	24,429	23,761
Total current assets	501,001	450,488

Property and equipment, net	95,110	101,083

Goodwill	228,640	429,039
Intangible assets, net	295,095	306,585
Other long-term assets	30,385	10,782
Total assets	$1,150,231	$1,297,977

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$17,000	$—
Current maturities of long-term debt, net	25,843	27,969
Accounts payable	51,562	46,849
Advance payments from customers	78,774	70,520
Other accrued liabilities	123,672	106,238
Total current liabilities	296,851	251,576

Long-term debt, less current maturities	541,730	484,648
Other long-term liabilities	90,467	77,694
Total liabilities	929,048	813,918

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
19,264 and 19,124 shares issued and outstanding as of
October 3, 2020 and September 28, 2019, respectively	4,816	4,781
Additional paid-in capital	189,580	182,422
Retained earnings	31,768	315,329
Accumulated other comprehensive income (loss)	(4,981)	(18,473)
Total shareholders' equity	221,183	484,059
Total liabilities and shareholders' equity	$1,150,231	$1,297,977

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019

Cash Flows from Operating Activities
Net income (loss)	$(280,675)	$4,821	$(272,051)	$43,067
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Stock-based compensation	1,936	2,099	7,150	9,397
Fair value adjustment to acquired inventory	—	460	1,140	1,601
Impairment of assets	291,389	—	291,389	—
Depreciation	6,556	5,129	23,843	20,614
Amortization	5,501	4,693	22,844	17,361
Accretion of contingent consideration	(396)	—	499	—
Contingent consideration fair value adjustment	6,791	—	8,092	—
(Gain) loss on sale or disposal of property and equipment	1,984	890	4,311	1,442
Amortization of debt issuance costs	977	3,958	3,197	6,765
Deferred income taxes	(18,893)	(9,630)	(17,175)	(11,060)
Other	564	770	692	2,227
Changes in operating assets and liabilities	18,695	10,303	(26,082)	(17,951)
Net Cash Provided by (Used in) Operating Activities	34,429	23,493	47,849	73,463

Cash Flows from Investing Activities
Purchases of property and equipment	(2,749)	(13,148)	(23,893)	(30,525)
Proceeds from sale of property and equipment	948	—	948	10
Purchases of businesses, net of acquired cash	(93)	(68,430)	(49,361)	(151,956)
Other	—	—	87	(285)
Net Cash Provided by (Used in) Investing Activities	(1,894)	(81,578)	(72,219)	(182,756)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	—	350,000	58,576	430,391
(Payments on) proceeds from financing arrangements, net	(12,105)	(303,956)	10,063	(313,177)
Cash dividends	—	(5,614)	(17,205)	(21,713)
Proceeds from exercise of stock options and employee stock purchase plan	557	1,738	1,187	3,435
Payments to purchase and retire common stock	(32)	(149)	(1,208)	(1,533)
Net Cash Provided by (Used in) Financing Activities	(11,580)	42,019	51,413	97,403

Effect of Exchange Rate Changes on Cash and Cash Equivalents	2,885	(1,732)	3,933	(1,977)
Cash and Cash Equivalents
Increase (decrease) during the period	23,840	(17,798)	30,976	(13,867)
Balance, beginning of period	65,073	75,735	57,937	71,804
Balance, End of Period	$88,913	$57,937	$88,913	$57,937

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Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Test & Simulation Segment
Revenue	$128,003	$133,988	$490,634	$558,908
Cost of sales	93,519	97,683	357,296	391,493
Gross profit	34,484	36,305	133,338	167,415
Gross margin	26.9%	27.1%	27.2%	30.0%

Operating expenses	130,838	33,664	223,793	133,335

Income (loss) from operations	$(96,354)	$2,641	$(90,455)	$34,080

Sensors Segment
Revenue	$87,268	$90,420	$339,223	$334,976
Cost of sales	46,708	48,550	184,171	173,466
Gross profit	40,560	41,870	155,052	161,510
Gross margin	46.5%	46.3%	45.7%	48.2%

Operating expenses	227,463	29,944	312,082	115,890

Income (loss) from operations	$(186,903)	$11,926	$(157,030)	$45,620

Intersegment Eliminations
Revenue	$(216)	$(326)	$(1,271)	$(1,366)
Cost of sales	(215)	(323)	(1,269)	(1,371)
Gross profit	(1)	(3)	(2)	5

Income (loss) from operations	$(1)	$(3)	$(2)	$5

Total Company
Revenue	$215,055	$224,082	$828,586	$892,518
Cost of sales	140,012	145,910	540,198	563,588
Gross profit	75,043	78,172	288,388	328,930
Gross margin	34.9%	34.9%	34.8%	36.9%

Operating expenses	358,301	63,608	535,875	249,225

Income (loss) from operations	$(283,258)	$14,564	$(247,487)	$79,705

MTS News Release

Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Three Months Ended
	October 3, 2020			September 28, 2019
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income (loss)	$(292,443)	$(11,768)	$(280,675)	$4,150	$(671)	$4,821
Impairment of assets [1]	291,389	—	291,389	—	—	—
Restructuring / other expenses [2]	2,965	577	2,388	700	162	538
Acquisition-related expenses [2]	32	5	27	1,805	379	1,426
Acquisition inventory fair value adjustment [2]	—	—	—	460	97	363
Contingent consideration fair value adjustment [2]	6,791	1,494	5,297	—	—	—
Adjusted net income [3]	$8,734	$(9,692)	$18,426	$7,115	$(33)	$7,148

Weighted average diluted common shares outstanding			19,275			19,519
Adjusted weighted average diluted common shares outstanding [3,4]			19,368			19,519

Diluted earnings (loss) per share	$(15.17)	$(0.61)	$(14.56)	$0.21	$(0.04)	$0.25
Impact of impairment of assets	15.13	—	15.13	—	—	—
Impact of restructuring / other expenses	0.15	0.03	0.12	0.04	0.01	0.03
Impact of acquisition-related expenses	—	—	—	0.09	0.02	0.07
Impact of acquisition inventory fair value adjustment	—	—	—	0.02	—	0.02
Impact of contingent consideration fair value adjustment	0.34	0.07	0.27	—	—	—
Impact of change in weighted average diluted common shares outstanding	(0.01)	—	(0.01)	—	—	—
Adjusted diluted earnings per share [3]	$0.44	$(0.51)	$0.95	$0.36	$(0.01)	$0.37

[1] Impairment of assets is non-deductible for tax purposes; therefore, there is no tax impact associated with the adjustment.

2 In determining the tax impact of restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustment and the contingent consideration fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[3] Denotes non-GAAP financial measure.

[4] Adjusted weighted average diluted common shares outstanding reflects the weighted average diluted common shares associated with adjusted net income, which may include the dilutive effect of common stock equivalents.

MTS News Release

Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Adjusted Diluted Earnings Per Share
(unaudited - in thousands, except per share data)

	Twelve Months Ended
	October 3, 2020			September 28, 2019
	Pre-tax	Tax	Net	Pre-tax	Tax	Net
Net income (loss)	$(283,706)	$(11,655)	$(272,051)	$48,613	$5,546	$43,067
Impairment of assets [1]	291,389	—	291,389	—	—	—
Restructuring / other expenses [2]	11,848	2,980	8,868	830	195	635
Acquisition-related expenses [2]	4,899	1,048	3,851	2,938	617	2,321
Acquisition inventory fair value adjustment [2]	1,140	239	901	1,601	269	1,332
Contingent consideration fair value adjustment [2]	8,092	1,780	6,312	—	—	—
Adjusted net income [3]	$33,662	$(5,608)	$39,270	$53,982	$6,627	$47,355

Weighted average diluted common shares outstanding			19,212			19,447
Adjusted weighted average diluted common shares outstanding [3,4]			19,332			19,447

Diluted earnings (loss) per share	$(14.77)	$(0.61)	$(14.16)	$2.50	$0.29	$2.21
Impact of impairment of assets	15.16	—	15.16	—	—	—
Impact of restructuring / other expenses	0.62	0.16	0.46	0.04	0.01	0.03
Impact of acquisition-related expenses	0.25	0.05	0.20	0.15	0.02	0.13
Impact of acquisition inventory fair value adjustment	0.06	0.01	0.05	0.08	0.01	0.07
Impact of contingent consideration fair value adjustment	0.43	0.10	0.33	—	—	—
Impact of change in weighted average diluted common shares outstanding	(0.01)	—	(0.01)	—	—	—
Adjusted diluted earnings per share [3]	$1.74	$(0.29)	$2.03	$2.77	$0.33	$2.44

[1] Impairment of assets is non-deductible for tax purposes; therefore, there is no tax impact associated with the adjustment.

2 In determining the tax impact of restructuring / other expenses, acquisition-related expenses, the acquisition inventory fair value adjustment and the contingent consideration fair value adjustment, we applied the statutory rate in effect for each jurisdiction where the expenses were incurred.

[3] Denotes non-GAAP financial measure.

[4] Adjusted weighted average diluted common shares outstanding reflects the weighted average diluted common shares associated with adjusted net income, which may include the dilutive effect of common stock equivalents.

MTS News Release

Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net income (loss)	$(280,675)	$4,821	$(272,051)	$43,067
Net income (loss) margin	(130.5)%	2.2%	(32.8)%	4.8%

Income tax provision (benefit)	(11,768)	(671)	(11,655)	5,546
Interest expense, net	7,995	10,685	33,970	31,558
Depreciation	6,556	5,129	23,843	20,614
Amortization	5,501	4,693	22,844	17,361
EBITDA [1]	(272,391)	24,657	(203,049)	118,146

Stock-based compensation	1,936	2,099	7,150	9,397
Impairment of assets [2]	291,389	—	291,389	—
Restructuring / other expenses [2]	3,168	700	12,238	830
Acquisition-related expenses [2]	365	1,685	4,252	2,640
Acquisition inventory fair value adjustments	—	460	1,140	1,601
Contingent consideration fair value adjustment	6,791	—	8,092	—
Adjusted EBITDA [1]	$31,258	$29,601	$121,212	$132,614
Adjusted EBITDA margin [1,3]	14.5%	13.2%	14.6%	14.9%

[1] Denotes non-GAAP financial measures.

[2] Restructuring / other and acquisition-related expenses were adjusted to exclude stock-based compensation that is otherwise included in the stock-based compensation line and interest expense that is otherwise included in the interest expense, net line.

[3] Adjusted EBITDA was divided by revenue when calculating Adjusted EBITDA margin.

MTS News Release

Exhibit E
MTS SYSTEMS CORPORATION
Free Cash Flow
(unaudited - in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net Cash Provided by (Used in) Operating Activities	$34,429	$23,493	$47,849	$73,463
Purchases of property and equipment	(2,749)	(13,148)	(23,893)	(30,525)
Proceeds from sale of property and equipment	948	—	948	10
Free cash flow [1]	$32,628	$10,345	$24,904	$42,948

[1] Denotes non-GAAP financial measures.